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        Exhibit 11 - Computation of earnings per share



                                                   Year ended December 31
                                              --------------------------------
PRIMARY                                          1995        1994       1993
-------                                       ---------   ---------  ---------
Average common shares outstanding assuming
  conversion of 5-1/4% convertible-purchase
  subordinated debentures at the beginning of
  the period the conversion occurred          9,095,102   9,095,102  9,840,251

(Loss) income before cumulative effect of
  changes in methods of accounting             ($10,339)   ($14,621)    $5,474
Add 5-1/4% convertible-purchase subordinated
  debenture interest, net of federal income tax       -           -         32
                                               ---------   ---------   --------
Total                                           (10,339)    (14,621)     5,506

Cumulative effect of change in method
  of accounting for income taxes                      -           -       (964)
Cumulative effect of change in method
  of accounting for investments
  (net of income taxes of $238)                       -           -        388
                                               ---------   ----------  ---------
Net (loss) income                              ($10,339)   ($14,621)    $4,930
                                               =========   ==========  =========

Per share amounts:
(Loss) income before cumulative effect of
  accounting changes                             ($1.14)     ($1.61)     $0.56
Cumulative effect of change in method
  of accounting for income taxes                      -           -      (0.10)
Cumulative effect of change in method
  of accounting for investments                       -           -       0.04
                                              ----------  ----------  ---------
Net (loss) income                                ($1.14)     ($1.61)     $0.50
                                              ==========  ==========  =========

FULLY DILUTED
-------------
Average common shares outstanding assuming
  conversion of 5-1/4% convertible-purchase
  subordinated debentures at the beginning of
  the period the conversion occurred         9,095,102   9,095,102   9,840,251
(Loss) income before cumulative effect of
  changes in methods of accounting            ($10,339)   ($14,621)     $5,474
Add 5-1/4% convertible-purchase subordinated
  debenture interest, net of federal income tax      -           -          32
                                              ---------  ----------  ----------
Total                                         ($10,339)   ($14,621)     $5,506

Cumulative effect of change in method
  of accounting for income taxes                     -           -        (964)
Cumulative effect of change in method
  of accounting for investments
  (net of income taxes of $238)                      -           -         388
                                            ----------    ---------  ----------
Net (loss) income                            ($10,339)    ($14,621)     $4,930
                                            ==========    =========  ==========


 Per share amounts:
(Loss) income before cumulative effect of
  accounting changes                           ($1.14)      ($1.61)      $0.56
Cumulative effect of change in method
  of accounting for income taxes                    -            -       (0.10)
Cumulative effect of change in method
  of accounting for investments                     -            -        0.04
                                             ---------    ---------  ---------
Net (loss) income                              ($1.14)      ($1.61)      $0.50
                                             =========    =========  ==========

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